EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88378) and Form S-8 (Nos. 333-176569, 333-212158, and 333-238284) of The Children’s Place, Inc. (the Company) of our report dated April 10, 2026, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/S/ BDO USA, P.C.

Woodbridge, New Jersey

April 10, 2026